Professional Diversity Network, Inc. Reports 2017 Financial Results

CHICAGO, April 02, 2018 (GLOBE NEWSWIRE) — Professional Diversity Network, Inc. (NASDAQ:IPDN), (“PDN” or the “Company”), a global developer and operator of online and in-person networks that provide access to networking, training, educational and employment opportunities for diverse individuals, today announced its fourth quarter and full year financial results for the year ended December 31, 2017.

Highlights include:

●	Fourth Quarter 2017 Net Loss of $4.62 million versus 2016 Net Loss of $0.59 million and EBITDA profit of $0.41 million in 2017 versus an EBITDA Loss of $0.33 million in 2016

●	Newly established China operations achieved profitability for the year ended 2017

●	Enhanced the value of our brands and network offerings to our members and business partners

Michael Wang, Professional Diversity Network Chief Executive Officer, stated, “For those who follow the company and our releases, you will recall that when CFL purchased a control interest in PDN we had the following objectives:

●	Establish business operations in China and achieve profitability in our China operations.

●	Invest in US operations with the goal of maximizing the value of the companies pre-existing business segments and becoming profitable on an operating basis.

●	Establish a global networking platform for professional and personal development.

“I am pleased to announce that in our fourth quarter of 2017, we posted a fourth quarter 2017 Net Loss of $4.62 million versus 2016 Net Loss of $0.59 million and EBITDA profit of $0.41 million in Q4 2017 versus an EBITDA Loss of $0.33 million in Q4 2016. We achieved profitability in China, which in turn, resulted in the entire company posting a quarterly EBITDA profit as a public company. While the company sustained considerable losses, we have made significant positive strides in our diversity recruitment and women’s networking segments. The improvements in these sectors in the U.S. are very important to our global growth. Our women’s networking and employment services operations in the U.S. are very complementary to our China expansion. The company was and remains committed to providing our members with a network to enhance them professionally and personally.”

Wang continued, “We have more work to do in China and the U.S. in 2018 to enhance shareholder value. Our recruitment brand is very strong and I am pleased with the progress made in 2017 to create more value for our customers by launching new services to help companies hire executive talent, especially in the digital transformation sector. Early results to date in 2018 are favorable, our recruitment business new revenue bookings at $704,000 in Q1 2018 as of March 29, 2018 versus new revenue bookings of $547,000 in all of Q1 2017. In 2017, we launched the International Association of Women (IAW) and had a brand-establishing event in Paris for our members. In January of 2018, we launched the new IAW in the USA. This new brand has three basic principles. First, enhanced value to our members, with an increase in our digital platform member interaction, including an enhanced website, content calendar and digital networking events. Second, transparent pricing and a consultative approach towards new membership sales and finally a global digital platform to use as a foundation for our future expansion. Again, early results of the new membership efforts are encouraging. We believe that our diversity recruitment and women’s networking segments, combined with our global operations, have strong potential for upside value. In 2018, we will remain vigilant on our cost controls and invest in growth where and when we see opportunities to do so.

To be very clear, we are at an early stage of our development in building a global network for our members to receive benefits from our platform and from fellow members. While we have experienced significant net losses as we seek to reposition our business, we believe that China presents significant opportunity for our future growth toward profitability and much of my time and the company’s efforts will be in the China market. In the USA we have enhanced the value of our network offering to our members and to our business partners. We are dedicated to integrating our resources in both China and the U.S., creating interactions and synergy between our members in both countries, doing business in an honest, sincere and creative manner, and ultimately enhancing our value proposition by helping our members improve professionally and find opportunities in the capital markets. We believe that we must continue to invest in our products, our member benefits, and our services.”

2017 Year-End Financial Results

For the year ended December 31, 2017, PDN reported total revenue of $22.05 million, a 15.9% decrease from the year ended December 31, 2016, attributable primarily to reductions in our sales staff and workforce in our NAPW segment. Total revenue for the fourth quarter of 2017 was $6.73 million, compared to $5.67 million in the same period one-year prior.

Total operating expenses for the year ended December 31, 2017 increased by 54.6% to $46.09 million from $29.81 million for the year ended December 31, 2016. This increase of 54.6% is primarily the result of goodwill impairment charge of $14.61 million taken during the year ended December 31, 2017, combined with $3.32 million total expenses that were incurred by our China operations that we launched in Q1 2017. For the quarter ended December 31, 2017, total operating expenses were $11.94 million, an increase of 132.4%, or $6.80 million, from $5.14 million in the fourth quarter of 2016, mostly driven by $4.69 million goodwill impairment charge and $2.02 million of operating expenses incurred by our China operations that was launched in Q1 2017.

PDN reported a net loss for the year ended December 31, 2017 of $22.29 million or $5.68 per share - compared to a net loss of $4.11 million, or $1.98 per share, in the year prior. Net loss for the quarter ended December 31, 2017 was $4.62 million - compared to a net loss in the same period of the prior year of $0.59 million.

Loss from operations during 2017 was $24.04 million compared to a loss of $3.59 million in the prior year, representing a 570% increase. During the fourth quarter of 2017, loss from operations was $5.21 million, compared to a profit of $0.53 million during the same period one-year prior.

During the fourth quarter of 2017, the Company achieved its first EBITDA profit since the initial public offering. The fourth quarter EBITDA profit was $0.41 million compared to EBITDA loss of $0.33 million during the same period of the prior year, an increase of $0.74 million.

As of December 31, 2017, the Company had $3.01 million in cash and $5.64 million in current assets, which represents a decrease of $3.06 million in cash and $3.98 million in current assets from the period ended December 31, 2016. Accounts receivable as of December 31, 2017 was $2.00 million, 7.9% less than the $2.17 million as of December 31, 2016. Total assets as of December 31, 2017 were $18.99 million, a decrease of $22.15 million from $41.14 million as of December 31, 2016.

Professional Diversity Network, Inc. and Subsidiaries CONSOLIDATED BALANCE SHEETS

	December 31,
	2017	2016
Current Assets:
Cash and cash equivalents	$3,013,927	$6,068,973
Accounts receivable, net	1,997,983	2,170,529
Incremental direct costs	145,292	423,023
Prepaid expenses and other current assets	478,379	957,140
Total current assets	5,635,581	9,619,665

Property and equipment, net	237,037	277,534
Capitalized technology, net	158,142	173,368
Goodwill	5,590,150	20,201,190
Intangible assets, net	6,381,206	9,183,439
Merchant reserve	760,849	1,426,927
Security deposits	225,957	220,754
Other assets	-	35,000
Total assets	$18,988,922	$41,137,877

Current Liabilities:
Accounts payable	$1,524,066	$2,172,332
Accrued expenses	1,247,116	962,172
Deferred revenue	4,004,015	5,485,599
Total current liabilities	6,775,197	8,620,103

Deferred rent	56,082	55,718
Deferred tax liability	1,803,519	3,653,274
Other liabilities	52,321	33,159
Total liabilities	8,687,119	12,362,254

Commitments and contingencies

Stockholders’ Equity
Common stock, $0.01 par value, 45,000,000 shares authorized, 3,964,599 shares and 3,623,899 shares issued as of December 31, 2017 and 2016, respectively, and 3,962,816 and 3,619,338 shares outstanding as of December 31, 2017 and 2016, respectively	39,639	36,204
Additional paid in capital	80,016,218	76,234,772
Accumulated other comprehensive income	28,848	-
Accumulated deficit	(69,745,785)	(47,458,236)
Treasury stock, at cost; 1,048 shares at December 31, 2017 and 2016	(37,117)	(37,117)
Total stockholders’ equity	10,301,803	28,775,623

Total liabilities and stockholders’ equity	$18,988,922	$41,137,877

Professional Diversity Network, Inc. and Subsidiaries CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2017	2016
Revenues:
Membership fees and related services	$9,371,843	$16,254,932
Lead generation	5,973,964	6,239,057
Recruitment services	2,578,597	2,931,642
Product sales and other	100,289	578,466
Education and training	3,776,546	-
Consumer advertising and marketing solutions	252,980	222,969
Total revenues	22,054,219	26,227,066

Costs and expenses:
Cost of revenues	3,967,881	3,082,467
Sales and marketing	10,285,411	13,315,008
General and administrative	13,874,730	11,332,640
Loss (gain) on litigation settlement, net	155,216	(1,240,297)
Goodwill impairment expense	14,611,040	-
Depreciation and amortization	3,197,191	3,323,711
Total costs and expenses	46,091,469	29,813,529

Loss from operations	(24,037,250)	(3,586,463)

Other income (expense):
Interest expense	(12,399)	(1,567,317)
Interest and other income	8,165	8,532
Gain on settlement of debt	-	148,112
Other finance costs	8,421	-
Other expense, net	4,187	(1,410,673)

Change in fair value of warrant liability	-	(401,000)

Loss before income tax expense (benefit)	(24,033,063)	(5,398,136)
Income tax expense (benefit)	(1,745,514)	(1,289,634)
Net loss	$(22,287,549)	$(4,108,502)

Other comprehensive loss:
Foreign currency translation adjustment	28,848	-
Comprehensive loss	$(22,258,701)	$(4,108,502)

Net loss per common share, basic and diluted	$(5.68)	$(1.98)

Weighted average outstanding shares used in computing net loss per common share:
Basic and diluted	3,920,849	2,076,724

The following table provides a reconciliation of Adjusted EBITDA to Net Loss, the most directly comparable GAAP measure reported in our consolidated financial statements:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
	(in thousands)
Net loss	$(4,623)	$(589)	$(22,288)	$(4,109)
Stock-based compensation expense	169	47	900	264
Goodwill impairment charge	4,691	-	14,611	-
Litigation Settlement	-	(1,740)	155	(1,240)
Gain on settlement of debt	-	(148)	-	(148)
Gain on lease cancellation	-	-	-	(424)
Depreciation and amortization	754	826	3,197	3,324
Change in fair value of Warrant Liability	-	-	-	401
Interest Expense	-	1,350	12	1,567
Interest and other income	1	(8)	(8)	(9)
Income tax benefit	(585)	(72)	(1,746)	(1,290)
Adjusted EBITDA	$406	$(334)	$(5,165)	$(1,664)

About Professional Diversity Network (PDN)

Professional Diversity Network, Inc. (PDN) is a global developer and operator of online and in-person networks that provides access to networking, training, educational and employment opportunities for diverse professionals. We operate subsidiaries in the United States and China including National Association of Professional Women (NAPW), which is one of the largest, most recognized networking organizations of professional women in the country, spanning more than 200 industries and professions, and Noble Voice, a career placement and career counseling call center. Through an online platform and our relationship recruitment affinity groups, we provide our employer clients a means to identify and acquire diverse talent and assist them with their efforts to comply with the Equal Employment Opportunity Office of Federal Contract Compliance Program. Our mission is to utilize the collective strength of our affiliate companies, members, partners and unique proprietary platform to be the standard in business diversity recruiting, networking and professional development for women, minorities, veterans, LGBT and disabled persons globally.

Forward-Looking Statements

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our most recently filed Annual Report on Form 10-K and in our subsequent filings with the Securities and Exchange Commission. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “should,” and “would” or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise. Our most recently filed Annual Report on Form 10-K, together with this press release and the financial information contained herein, are available on our website, www.prodivnet.com. Please click on “Investor Relations.”

CONTACT: Professional Diversity Network, Inc.

Jason Assad – Investor Relations
Jassad@prodivnet.com
678-570-6791